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                        PARTICIPATION AGREEMENT ADDENDUM
                          Effective as of May 1, 2011
              Franklin Templeton Variable Insurance Products Trust
                     Franklin/Templeton Distributors, Inc.
                    MetLife Insurance Company of Connecticut
                     MetLife Investors Distribution Company

     Franklin Templeton Variable Insurance Products Trust (the "Trust"), Franklin/Templeton Distributors, Inc. (the "Underwriter," and together with the Trust, "we," "our," or "us"), MetLife Insurance Company of Connecticut and MetLife Investors Distribution Company, your distributor (collectively, the "Company" "you" or "your"), on your behalf and on behalf of certain Accounts, (individually a "Party", collectively, the "Parties") have previously entered into an Amended and Restated Participation Agreement dated May 1, 2004, as amended (the "Agreement").

     WHEREAS, the Parties now desire to amend the Agreement by this Participation Agreement Addendum ("the Addendum") to facilitate the summary prospectus delivery options pursuant to Rule 498 of the Securities Act of 1933 as amended, ("Rule 498").

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties agree as follows:

     1. New paragraphs 4.7.1 through 4.7.3, as set forth in Attachment A of this Addendum, are added at the end of the existing paragraphs of
          Section 4 of the Agreement. This Addendum constitutes the new procedures referred to in Section 6 of the Agreement, and provides additional requirements in connection with the authorized use of the summary prospectus under Rule 498.

     2. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Addendum. All other terms and provisions of the Agreement not amended herein, including, but not limited to the indemnification provisions, shall remain in full force and effect and will apply to the terms of this Addendum as applicable.

     3. This Addendum will terminate automatically upon the termination of the Agreement. It may also be terminated by mutual written agreement of the Parties to this Addendum at any time, and by any Party to this Addendum upon no less than 30 days' advance written notice to the other Parties to this Addendum.

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     IN WITNESS WHEREOF, each of the Parties has caused their duly authorized officers to execute this Addendum effective as of May 1, 2011.

The Trust:                          FRANKLIN TEMPLETON VARIABLE INSURANCE
  Only on behalf of                 PRODUCTS TRUST
  each Portfolio listed
  on Schedule C of the
  Agreement.

                                    By: /s/ Karen L. Skidmore
                                        -------------------------------
                                    Name: Karen L. Skidmore
                                    Title: Vice President

The Underwriter:                    FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

                                    By: /s/ Thomas M. Regner
                                        -------------------------------
                                    Name: Thomas M. Regner
                                    Title: Executive Vice President

The Company:                        METLIFE INSURANCE COMPANY OF
                                    CONNECTICUT

                                    By: /s/ Karen A. Johnson
                                        -------------------------------
                                    Name: Karen A. Johnson
                                    Title: Vice President

The Distributor:                    METLIFE INVESTORS DISTRIBUTION COMPANY

                                    By: /s/ Paul M. Kos
                                        -------------------------------
                                    Name: Paul M. Kos
                                    Title: Vice President

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